================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                            SEC FILE NUMBER 000-50932
                                            ---------
                       IRS Employer Identification No N/A
                                                     ----

Check One): [X] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-QSB [ ] Form N-SAR
For Period Ended: January 31, 2006.

[ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

NITRO PETROLEUM INCORPORATED
--------------------------------
Full Name of Registrant

INGENIUM CAPITAL CORP.
--------------------------------
Former Name if Applicable

123 Christie Mountain Lane
---------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Okanagan Falls, British Columbia, V0H 1R0
-----------------------------------------
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ X ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ]     (c) The accountant's statement or other exhibit required by Rule
           12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State  below  in  reasonable   detail  the  reasons  why  Forms  10-KSB,   20-F,
11-K,10-QSB, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

Financial information to be contained in the Registrant's 10-KSB for the period ended January 31, 2006, cannot be analyzed and completed on a timely basis.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Ted Kozub                      (250) 809-9185
-------------                -----------------------------
(Name)                         (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s) __________ [ X ] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

NITRO PETROLEUM INCORPORATED
--------------------------------------------
(Name of Registrant as Specified in Charter) has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2006                  /s/ Ted Kozub
                                      --------------------
                                      Ted Kozub, President